EXHIBIT 5.1

September 22, 2006

PrivateBancorp, Inc.
70 West Madison, Suite 200
Chicago, Illinois 60602

Ladies and Gentlemen:

We have acted as special counsel to PrivateBancorp, Inc., a Delaware corporation (“PrivateBancorp”) in connection with the Form S-4 Registration Statement (the “Registration Statement”) being filed by PrivateBancorp with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to 1,200,000 shares of PrivateBancorp’s common stock, no par value, that may be issued to shareholders of Piedmont Bancshares, Inc., a Georgia corporation (“Piedmont”) pursuant to the proposed merger (the “Merger”) of Piedmont with and into PrivateBancorp in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated as of August 2, 2006 by and between PrivateBancorp and Piedmont (the “Merger Agreement”).

In rendering this opinion, we have examined such documents and materials, including the Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of PrivateBancorp, and other corporate documents and records of PrivateBancorp, as we have deemed necessary or appropriate for the purpose of and as a basis for rendering this opinion.

Our opinion is limited to the applicable provisions of the Delaware General Corporation Law. We express no opinion with respect to the laws of any other jurisdiction.

On the basis of the foregoing, it is our opinion that such shares of PrivateBancorp common stock, if and when issued to Piedmont’s shareholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

September 22, 2006

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our name under the heading “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/Vedder, Price, Kaufman & Kammholz, P.C.

TPD/JDK